EXHIBIT 5.1

Fasken Martineau DuMoulin LLP Barristers and Solicitors Patent and Trade-mark Agents	www.fasken.com

Stock Exchange Tower Suite 3700, P.O. Box 242 800 Place Victoria Montréal, Quebec, Canada H4Z 1E9

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September 26, 2011

CGI GROUP INC.

1130 Sherbrooke St. West

7th Floor

Montreal, Québec H3A 2M8

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8 of 16,892,939 Class A Shares

We acted as legal counsel to CGI Group Inc. (the “Corporation”) in connection with the amendment to the Corporation’s “Share option plan for employees, officers, directors and consultants of CGI Group Inc., its subsidiaries and its associates” (the “Plan”) that was approved by the board of directors of the Corporation on November 8, 2009 and by the shareholders of the Corporation on January 27, 2010 to replenish and increase the maximum number of Class A subordinate voting shares in the share capital of the Corporation (the “Shares”) that may be issued upon exercise of options to acquire Shares (“Options”) under the Plan to 53,600,000 Shares (the “Amendment”). As a result of the Amendment, 16,892,939 additional Shares may be issued upon exercise of Options under the Plan (the “Additional Shares”).

In connection with the registration of the Additional Shares by the Corporation under the U.S. Securities Act of 1933, as amended (the “Act”), this opinion letter is furnished to you to be filed with the U.S. Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 of the Corporation’s registration statement on Form S-8 (the “Registration Statement”) under the Act. The Additional Shares are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Act in connection with Options granted under the Plan, as amended by the Amendment.

For the purpose of issuing the opinion set out in this opinion letter, we have examined such statutes, public records, corporate records and documents and certificates of public officials, have considered such matters of law and have made such inquiries as we have considered appropriate or necessary.

As to due authorization by the board of directors of the Corporation, we have relied exclusively and without independent verification upon copies of resolutions of the board of directors certified by an officer of the Corporation. In addition, as to conformity of the English and French language versions of the Plan that were submitted to us with the original versions of the Plan, we have relied exclusively and without independent

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verification upon copies of the Plan certified by an officer of the Corporation. In each case, we have assumed that the certified copies that were submitted to us are still accurate as of the date hereof.

In all our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, the authenticity of originals of such certified, conformed or photostatic copies or facsimiles, the completeness, truth and accuracy of facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed by public officials, and the completeness and accuracy of the certified copies referred to above.

We have not assisted in the preparation or adoption of the Plan or any amendment that was made to the Plan prior to the Amendment. In expressing the opinion set out in this opinion letter, we have assumed that the adoption of the Plan (as amended) and the reservation and issuance of Shares thereunder have been duly authorized by the board of directors of the Corporation in compliance with applicable law.

Our opinions expressed herein are limited to the laws of the Province of Québec and the federal laws of Canada applicable therein in force on the date hereof. We assume no responsibility to update our opinions if such laws are amended, revoked, revised or supplemented in any way which impacts on the opinions contained herein following the date hereof.

Based upon and relying upon the foregoing, we are of the opinion that, upon the issuance by the Corporation of the Additional Shares pursuant to the due exercise of Options validly granted under the Plan in accordance with and pursuant to the terms of the Plan, upon payment of the exercise price therefor, and upon delivery of certificates representing such Additional Shares in the manner contemplated by the Plan and the authorization relating thereto by the Corporation’s board of directors, the Additional Shares represented by such certificates will be duly authorized, validly issued, fully paid and non-assessable by the Corporation.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement or in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,